Verisign Announces the Retirement of George E. Kilguss III, Executive Vice President and Chief Financial Officer

RESTON, VA - Feb. 13, 2025 - VeriSign, Inc. (NASDAQ: VRSN), a global provider of critical internet infrastructure and domain name registry services, today announced that after 13 years with the Company, George E. Kilguss III, Executive Vice President and Chief Financial Officer, has decided to retire effective May 31, 2025. Mr. Kilguss has served as Chief Financial Officer since 2012. The Company anticipates that Mr. Kilguss will serve as an advisor following his retirement.

The Board expressed its sincere appreciation to Mr. Kilguss for his years of service to the Company and especially for his dedicated and mission-focused leadership. “On behalf of the Board of Directors, I would like to thank George for his mission-focused leadership over his 13 years at Verisign. His financial expertise and discipline have made Verisign a better company and served our shareholders well. And the strong team he has built will serve the Company for many years to come,” said Jim Bidzos, Executive Chairman, President and Chief Executive Officer.

John D. Calys, Verisign’s Senior Vice President, Global Controller and Chief Accounting Officer, has been appointed to succeed Mr. Kilguss as Chief Financial Officer, effective upon Mr. Kilguss’ retirement.

“I am proud to welcome John back to the role of CFO,” said Bidzos, “John has been with Verisign for 14 years and has previously served as interim CFO during that time.”
Mr. Calys’ career spans more than 35 years and he has extensive experience in financial management and business leadership. Mr. Calys joined Verisign in December 2010. During his tenure, he has played key leadership roles, including serving as interim chief financial officer during 2011 and 2012. Mr. Calys has served as Senior Vice President, Global Controller and Chief Accounting Officer at Verisign, Mr. Calys has been responsible for all corporate accounting, financial reporting, tax strategy, enterprise risk management and sourcing and procurement.

“I welcome this opportunity to contribute to the Company as CFO,” said Mr. Calys. “Working side by side with George for 13 years has been a great way of participating in responsible financial management, which I will continue.”
About Verisign
Verisign (NASDAQ: VRSN), a global provider of critical internet infrastructure and domain name registry services, enables internet navigation for many of the world’s most recognized domain names. Verisign helps enable the security, stability, and resiliency of the Domain Name System and the internet by providing root zone maintainer services, operating two of the 13 global internet root servers, and providing registration services and authoritative resolution for the .com and .net top-level domains, which support the majority of global e-commerce. To learn more please visit verisign.com.
Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-3447
Media Relations: David McGuire, davmcguire@verisign.com, 703-948-3800

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